The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-150767

SUBJECT TO COMPLETION, DATED JUNE 5, 2008

Prospectus Supplement
(To Prospectus dated May 9, 2008)

3,700,000 Shares

Common Stock

We are offering 3,700,000 shares of our common stock, no par value per share. Our common stock is listed on the Nasdaq Global Select Market under the symbol “PVTB.” The last reported closing price of our common stock on June 4, 2008 was $36.20 per share.

Investing in our common stock involves risks.  See “Risk Factors” on page S-5 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting fees	$	$
Proceeds to PrivateBancorp, Inc. (before expenses)	$	$

The underwriters also may purchase up to an additional 555,000 shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver shares to purchasers on or about       , 2008.

Keefe, Bruyette & Woods	Robert W. Baird & Co.

William Blair & Company	SunTrust Robinson Humphrey

The date of this prospectus supplement is        , 2008.

We include cross-references in this prospectus supplement to captions elsewhere in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “PrivateBancorp,” the “Company,” “we,” “us,” “our” or similar references mean PrivateBancorp, Inc. and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents referred to in this prospectus supplement and the accompanying prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, in the accompanying prospectus and in information incorporated by reference into this prospectus supplement and the accompanying prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies, including anticipated internal growth, plans to open new offices, and to pursue additional potential development or acquisition of banks, wealth management entities, or fee-related businesses.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our financial condition, results of operations and future prospects can be found on page 14 of our 2007 Annual Report on Form 10-K and elsewhere in our periodic and current reports filed with the SEC. Those factors include, but are not limited to:

•	fluctuations in market rates of interest and loan and deposit pricing in our market areas,

•	the effect of continued margin pressure on our earnings,

•	further deterioration in asset quality,

•	insufficient liquidity/funding sources or our inability to obtain on acceptable terms or at all the funding necessary to fund our loan growth,

•	the failure to obtain on terms acceptable to us, or at all, the capital necessary to fund our growth and maintain our regulatory capital ratios above the “well-capitalized” threshold,

•	adverse developments in our loan or investment portfolios,

•	slower than anticipated growth of our business or unanticipated business declines,

•	competition,

•	unforeseen difficulties in integrating new hires,

•	failure to improve operating efficiencies through expense controls,

•	the possible dilutive effect of potential acquisitions, expansion or future capital raises,

•	legislative or regulatory changes, and

•	risks and other factors set forth under “Risk Factors” in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

PRIVATEBANCORP, INC.

PrivateBancorp, through our PrivateBank subsidiaries, provides distinctive, highly personalized financial services to a growing array of successful middle market privately-held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors. The PrivateBank uses a banking model to develop lifetime relationships with its clients. Through a growing team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit and non-credit solutions, including lending, treasury management, investment products, capital markets products and wealth management and trust services, to meet its clients’ commercial and personal needs. Since its inception in 1989, The PrivateBank has expanded into multiple geographic markets in the Midwest and Southeastern United States through the creation of new banks and banking offices and the acquisition of existing banks.

In the fourth quarter of 2007, we announced the implementation of our new Strategic Growth Plan (our “Plan”), designed to take advantage of the disruption in the Chicago middle market commercial banking market caused by the announcement of the sale of LaSalle Bank, N.A. to Bank of America, N.A., and, as a result, seize an opportunity to expand our lines of business, product offerings and reach within our current markets as well as in select new markets, with the goal of regaining and exceeding our historical growth rate, diversifying our business and acquiring new middle market clients. As a part of implementing the Plan, we recruited our new CEO and President, Larry D. Richman, and hired a significant number of talented, experienced middle market commercial bankers and other personnel, thereby substantially increasing the size and scope of our organization.

As of March 31, 2008, we had 22 offices located in the Atlanta, Chicago, Cleveland, Denver, Des Moines, Detroit, Kansas City, Milwaukee, Minneapolis, and St. Louis metropolitan areas. As of March 31, 2008, we had consolidated total assets of $6.0 billion, deposits of $5.0 billion and stockholders’ equity of $493.2 million.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “PVTB.” Our principal executive offices are located at 70 West Madison, Suite 900, Chicago, Illinois 60602. Our telephone number is 312-683-7100. Our internet address is www.pvtb.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus supplement.

THE OFFERING

Common stock offered by PrivateBancorp, Inc.	3,700,000 shares

Common stock outstanding after the offering	32,396,321 shares

Use of proceeds	We intend to use the net proceeds to further capitalize our bank subsidiaries in order to support our continued growth pursuant to our Strategic Growth Plan and for general corporate purposes.

Nasdaq Global Select Market symbol	“PVTB”

Risk factors	See “Risk Factors” below and other information incorporated by reference in this prospectus supplement for a discussion of risks involved in an investment in shares of our common stock.

The above information regarding shares outstanding after the offering is based on the number of shares of common stock outstanding as of May 31, 2008. In addition, the number of shares outstanding excludes shares of common stock available or reserved for issuance pursuant to the exercise or settlement of equity-based awards under our incentive plans and shares reserved for issuance upon conversion of outstanding securities. As of May 31, 2008, there were (i) 5,503,072 shares of our common stock reserved for issuance upon the exercise of currently outstanding options with a weighted average price of $29.12; (ii) 4,349,983 shares available for future issuance under our incentive compensation plans; (iii) 19,303 shares reserved for issuance under our deferred compensation plan; and (iv) 1,428,074 shares of our common stock reserved for issuance upon conversion of outstanding Series A Junior Nonvoting Preferred Stock. To the extent our stock price exceeds $45.05 per share, we may be required to issue additional shares of our common stock in the event any of our 3 5/8% Contingent Convertible Senior Notes due 2027 are converted into shares of our common stock.

Additionally, unless otherwise indicated, all information in this prospectus supplement assumes (i) no exercise of the underwriters’ option to purchase up to 555,000 additional shares of common stock to cover over-allotments, if any, and (ii) no exercise of existing preemptive rights by certain affiliates of GTCR Golder Rauner II, L.L.C. that hold shares of our common stock pursuant to which these affiliates may purchase additional shares of common stock or preferred stock convertible into common stock from us as a result of the offering described in this prospectus supplement.

Assuming the sale by the Company of 3.7 million shares of common stock in this offering, certain affiliates of GTCR will have the right to acquire up to an aggregate of 485,000 shares of our common stock (or shares of preferred stock convertible into such number of shares of our common stock) pursuant to their preemptive rights.

Prior to the commencement of this offering, the Company was pursuing an offering of up to $125 million of shares of common stock or noncumulative redeemable convertible perpetual preferred stock in a proposed private placement to accredited investors only, pursuant to Section 4(2) under the Securities Act and Regulation D thereunder (the “Private Placement”). On June 4, 2008, prior to the commencement of this offering, the Company terminated the Private Placement, and any offers to buy or indications of interest received by the Company in the Private Placement were not accepted. This prospectus supplement and related prospectus supercedes any offering materials used in the Private Placement.

RISK FACTORS

Our business, financial condition and results of operations are subject to various risks, including those discussed below, which may affect the value of our securities. The risks discussed below are those that we believe are the most significant risks, although additional risks not presently known to us or that we currently deem less significant may also adversely affect our business, financial condition and results of operations, perhaps materially. Before making a decision to invest in our common stock, you should carefully consider the risks and uncertainties described below, together with all of the other information included or incorporated by reference in this prospectus supplement.

We may not be able to implement aspects of our Strategic Growth Plan.

In the fourth quarter of 2007, we announced the implementation of our new Strategic Growth Plan, which included the hiring of our new President and CEO, Larry D. Richman in November, as well as the hiring of a significant number of senior commercial bankers and other employees, which significantly expanded the size and scope of the Company, particularly in our Chicago offices. Our growth strategy contemplates substantial organic growth, including the further expansion of our business and operations, the hiring of additional personnel, the addition of new and enhanced product lines and services, the establishment of additional banking offices, and the possible acquisition of other banks or banking offices in our existing or in new metropolitan markets in the United States. Implementing our growth strategy depends in part on our ability to successfully identify and capture new business, clients, market share and potential acquisition opportunities in both our existing and new markets. To successfully grow our business, we must also be able to correctly identify and capture profitable client relationships and generate enough additional revenue to offset the compensation and other operating costs associated with the expansion in the size and scope of the Company. Moreover, as we open new offices we must be able to attract the necessary relationships to make these new offices cost-effective. It is likely that the costs associated with future organic expansion or future acquisitions, including compensation-related expenses, will have an adverse effect on our earnings per share. To the extent we hire new banking officers or open new banking or business development offices, our level of reported net income, return on average equity and return on average assets will be affected by overhead expenses associated with such hiring and operation, or start-up costs, and the related profitability will also depend on the time lag associated with new banking relationships, originating loans, and building core deposits as well as the increase in our allowance for loan losses that typically occurs as we grow our loan portfolio. We are likely to experience the effects of higher expenses relative to operating income from any new operation and the expansion of our employee base. These expenses may be higher than we expected, and it may take longer than expected for new hires and new offices to reach profitability. In addition, we cannot be sure that we will be able to identify suitable opportunities for further growth and expansion, or that if we do, that we will be able to successfully integrate these new operations into our business. If we are unable to effectively implement our growth strategies, our business may be adversely affected.

Our growth and expansion may strain our ability to manage our operations and our financial resources.

Our financial performance and profitability depend on our ability to execute our Strategic Growth Plan. This continued growth, however, may present operating and other challenges that could adversely affect our business, financial condition, results of operations and cash flows.

Our growth will place a strain on our infrastructure, including administrative, operational and financial resources and increased demands on our systems and controls. Accordingly, our growth will require continued enhancements to and expansion of our operating and financial systems and controls and may strain or significantly challenge them. The process of integrating our new personnel, as well as consolidating the businesses and implementing the strategic integration of any acquired or newly-established banking offices and businesses with our existing business, may take a significant amount of time. It may also place additional strain on our existing personnel and resources and require us to incur substantial expenses. We cannot assure you that we will be able to manage our growth or effectively integrate any businesses we acquire or establish successfully or in a timely manner, or that we will be able to effectively enhance our infrastructure in order to be able to support our continued growth. In order to continue to grow, we will also need to hire additional qualified personnel. We cannot assure you that we will be successful in attracting, integrating and retaining such personnel.

We may not be able to access sufficient and cost-effective sources of liquidity necessary to fund our continued and anticipated balance sheet growth.

We depend on access to a variety of funding sources, including deposits, to provide sufficient capital resources and liquidity to meet our commitments and business needs and to accommodate the transaction and cash management needs of our clients, including funding our loan growth. Currently, our primary sources of liquidity are our clients’ deposits, as well as brokered deposits, federal funds borrowings, Federal Home Loan Bank advances, proceeds from the sale of investment securities, proceeds from the sale of additional equity or trust preferred securities and subordinated debt, and amounts available under our existing credit facility (which consists of a $24,750,000 revolving loan, a $250,000 term loan and $75,000,000 of subordinated debt). The revolving loan under our existing credit facility expires on December 31, 2008, and there can be no assurance that we will be able to renew or replace such credit facility at that time. Further, our credit facility includes certain financial covenants, including a return on assets covenant that is, and we expect will continue to be, difficult to satisfy due to our rapid asset growth (and which return on assets covenant was not satisfied as of December 31, 2007 or March 31, 2008, although we received a continuing waiver through December 31, 2008 with respect thereto). If any such covenants are not satisfied or waived, then our lender will have a right to require immediate repayment of the amounts outstanding under the revolver and term loan portions of the credit facility.

Our Strategic Growth Plan anticipates continued robust loan growth, especially in commercial loans. To the extent our deposit growth is not commensurate with or lags significantly behind our loan growth, we may not be able to fund this growth, or may need to access alternative, more expensive funding sources, including increasing our reliance on brokered deposits. Addressing these funding needs will be even more challenging if we are not able to timely renew or replace, or if we have any accelerated repayment obligations under, our existing credit facility. Alternatively, if additional cost-effective funding is not available on terms satisfactory to us or at all, we may need to curtail our loan growth, which could adversely affect our results of operations and earnings.

We will need to raise additional capital in order to fund our growth and remain well-capitalized.

Our ability to raise additional capital to support our growth and meet minimum regulatory capital requirements at the holding company and at each of our bank subsidiaries is dependent on us being able to efficiently and cost-effectively access the capital markets. Accordingly, we must be able to issue additional equity securities, trust preferred securities and/or debt when and in the amounts we deem necessary, and there must be ready purchasers of our securities willing to invest in the Company. Furthermore, events or circumstances in the capital markets generally that are beyond the Company’s control may adversely affect our capital costs and our ability to raise capital at any given time. Our inability to raise additional capital on terms satisfactory to us or at all may affect our ability to grow the Company and would adversely affect our financial condition and results of operations.

Our allowance for loan losses may be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business. Every loan we make carries a certain risk of non-payment. This risk is affected by, among other things:

•	the credit risks posed by the particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, the changes and uncertainties as to the value of the collateral.

We maintain an allowance for loan losses at a level management believes is sufficient to absorb credit losses inherent in our loan portfolio. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is based on a review of available and relevant information.

The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio. The amount of the allowance for loan losses is determined based on a variety of factors, including:

•	assessment of the credit risk of the portfolio,

•	delinquent loans,

•	impaired loans

•	evaluation of current economic conditions in the market area,

•	actual charge-offs and recoveries during the period,

•	industry loss average,

•	historical loss experience, and

•	loan growth.

As a percentage of total loans, the allowance was 1.21% at March 31, 2008, compared to 1.17% at December 31, 2007 and 1.09% at March 31, 2007. During the first quarter, we increased our allowance as a percentage of total loans based on management’s analysis of our credit quality, including a significant increase in non-performing loans, and other factors. Our regulators review the adequacy of our allowance and, through the examination process, have authority to compel us to increase our allowance even if we believe it is adequate. We cannot predict whether our regulators would ever compel us to increase our allowance. Although we believe our loan loss allowance is adequate to absorb probable and reasonably estimable losses in our loan portfolio, the allowance may not be adequate. If our actual loan losses exceed the amount that is anticipated, our earnings could suffer.

We may be adversely affected by interest rate changes.

Our operating results are largely dependent on our net interest income. Fluctuations in interest rates may significantly affect our net interest income, which is the difference between the interest income earned on earning assets, usually loans and investment securities, and the interest expense paid on deposits and borrowings. The interest rate environment over the last year has continued to compress our net interest margin. Over the long term, we expect our net interest margin to benefit during a rising rate environment and alternatively, if market rates decrease, we expect our net interest margin to continue to decrease. We are unable to predict fluctuations in interest rates, which are affected by factors including: monetary policy of the Federal Reserve Board, inflation or deflation, recession, unemployment rates, money supply, domestic and foreign events, and instability in domestic and foreign financial markets.

As a continuing part of our financial strategy, we attempt to manage the effect of fluctuations in market interest rates on our net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Our asset/liability management policy is established by the investment committee of our Board of Directors and is monitored by management. Our asset/liability management policy sets standards within which we are expected to operate. These standards include guidelines for exposure to interest rate fluctuations, liquidity, loan limits as a percentage of funding sources, exposure to correspondent banks and brokers, and reliance on non-core deposits. Our asset/liability policy may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition.

We must be able to successfully integrate our new hires and maintain a cohesive culture in order for our management team to be effective.

Since September 30, 2007, we have hired a substantial number of senior commercial banking officers and other professionals as we have implemented our Strategic Growth Plan. We must be able to integrate these new hires with our existing management and into The PrivateBank culture in order to successfully build a cohesive management team to fully realize the goals of our Strategic Growth Plan. The inability to manage the social and cultural issues involved in this integration could adversely affect our ability to successfully re-align and grow our business as anticipated, and could cause us to incur additional cost and expense as a result of management’s time and focus being diverted toward resolving any such issues.

The loss of key managing directors may adversely affect our operations.

We are a relationship-driven organization. Our growth and development to date have resulted in large part from the efforts of our managing directors who have primary contact with our clients and are extremely important in maintaining personalized relationships with our client base, which is a key aspect of our business strategy and in increasing our market presence. The loss of one or more of these key employees could have a material adverse effect on our operations if remaining managing directors are not successful in retaining client relationships of a departing managing director.

We have entered into employment contracts with Ralph B. Mandell, our Chairman, Larry D. Richman, our President and Chief Executive Officer, and numerous other executive officers and managing directors. Despite these agreements, there can be no assurance that any of these individuals will decide to remain employed by us or that our business will be protected by various covenants not to compete or covenants not to solicit our clients that are contained in these agreements.

Our owner-occupied commercial real estate, construction, and other commercial real estate loans generally involve higher principal amounts than our other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

At March 31, 2008, our owner-occupied commercial real estate, construction and other commercial real estate loans totaled $438 million, $622 million and $1.97 billion, respectively, or 9%, 12% and 39%, respectively, of our total loan portfolio. The repayment of these loans generally is dependent, in large part, on the successful operation of a business occupying the property, the cost and time frame of constructing or improving a property, the availability of permanent financing, or the successful sale or leasing of the property. These loans may be more adversely affected by general conditions in the real estate markets or in the local economy where the borrower’s business is located. For example, on a non-owner occupied loan, if the cash flow from a borrower’s project is reduced due to leases not being obtained or renewed, that borrower’s ability to repay the loan may be impaired. Many construction and commercial real estate loan principal payments are not fully amortized over the loan period, but have balloon payments due at maturity. A borrower’s ability to make a balloon payment typically will depend on its ability to either refinance the loan or complete a timely sale of the underlying property, which may be more difficult in an environment of declining property values and/or increasing interest rates.

We rely on the services of third parties to provide services that are integral to our operations.

We rely on third-party service providers to support our operations. In particular, in our wealth management business, we have not, in the past, provided investment management services directly through our own personnel. Rather, we have relied, and continue to rely, upon selected outside investment managers to provide investment advice and asset management services to our clients. We cannot be sure that we will be able to maintain these arrangements on favorable terms. Also, many of the investment managers with whom we work are affiliated with our competitors in the financial services field. We cannot be sure that our investment managers will continue to work with us in these arrangements or that our clients will continue to utilize the services of these investment managers through us, rather than directly from the investment management firms themselves. The loss of any of these outside investment managers may affect our ability to provide our clients with quality service or certain types of portfolio management without incurring the cost of replacing them. We also are dependent on third-party service providers for data processing and other information processing systems that support our day-to-day banking, investment, and trust activities and on third-party providers of products and services on a private label basis that are integral to our banking relationship with our clients. Any disruption in the services provided by these third parties could have an adverse effect on our operations and our ability to meet our clients’ needs.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our target markets and clientele and emphasizing consistent delivery of the high level of service and responsiveness desired by our clients. We compete for loans, deposits, wealth management and other financial services in our geographic markets with other commercial banks, thrifts, credit unions and brokerage firms operating in the markets we serve. Many of our competitors offer products and services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Also, technological advances and the continued growth of internet-based banking and financial services have made it possible for non-depositary institutions to offer a variety of products and services competitive with certain areas of our business. As we have grown, we have become increasingly dependent on outside funding sources, including brokered deposits, where we face nationwide competition. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured, state-chartered banks, federal savings banks, and national banks. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various products and services.

Our success in this competitive environment requires consistent investment of capital and human resources. This investment is directed at generating new products and services, and adapting existing products and services to the evolving standards and demands of our clients. Among other things, this helps us maintain a mix of products and services that keeps pace with our competitors and achieves acceptable margins, an important strategic goal. This investment also focuses on enhancing the delivery of our products and services in order to compete successfully for new clients or additional business from existing clients, and includes investment in technology. Falling behind our competition in any of these areas could adversely affect our business opportunities and growth, which, in turn, could have a material adverse effect on our financial condition and results of operations.

PrivateBancorp relies on dividends from its subsidiaries for most of its revenues.

PrivateBancorp is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on the Company’s common stock and interest and principal on its debt. Various federal and state laws and regulations limit the amount of dividends that the banks and certain non-bank subsidiaries may pay to the holding company. In the event the banks are unable to pay dividends to PrivateBancorp, it may not be able to service its debt, pay obligations or pay dividends on the Company’s common stock. The inability to receive dividends from the banks could have a material adverse effect on the Company’s business, financial condition and results of operations.

Our ability to maintain a competitive advantage as a premier middle market commercial bank is highly dependent on our reputation.

Our clients trust The PrivateBank to deliver superior, highly-personalized financial service with the highest standards of ethics, performance, professionalism and compliance. Damage to our reputation could undermine the confidence of our current and potential clients in our ability to service them, as well as the confidence of counterparties, business partners and our stockholders, and ultimately affect our ability to manage our balance sheet or effect transactions. The maintenance of our reputation depends not only on our success in controlling and mitigating the various risks described above, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, client personal information and privacy issues, record-keeping, regulatory investigations and any litigation that may arise from the failure or perceived failure of the Company to comply with legal and regulatory requirements.

Our accounting policies and methods are critical to how we report our financial condition and results of operations. They require management to make estimates about matters that are uncertain.

Accounting policies and methods are fundamental to how we record and report the financial condition and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with generally accepted accounting principles and fairly present our financial condition and results of operations.

Management has identified certain accounting policies as being critical because they require management’s judgment to ascertain the valuations of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or reducing a liability. We have established detailed policies and control procedures that are intended to ensure these critical accounting estimates and judgments are well controlled and applied consistently. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. Because of the uncertainty surrounding our judgments and the estimates pertaining to these matters, we cannot guarantee that we will not be required to adjust accounting policies or restate prior period financial statements. See the “Critical Accounting Policies” section in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1, “Basis of Presentation and Summary of Significant Accounting Principles,” to the Consolidated Financial Statements each found in our Annual Report on Form 10-K for the year ended December 31, 2007 for more information.

Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.

From time to time, the Financial Accounting Standards Board (“FASB”) and SEC change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period consolidated financial statements.

Various factors could depress the price of and affect trading activity in our common stock.

The price of our common stock can fluctuate significantly in response to a variety of factors, including, but not limited to: actual or anticipated variations in our quarterly results of operations; earnings estimates and recommendations of securities analysts; the performance and stock price of other companies that investors and analysts deem comparable to us; news reports regarding trends and issues in the financial services industry; actual or anticipated changes in the economy, the real estate market, and interest rates; our capital markets activities; mergers and acquisitions involving our peers; delays in, or a failure to realize the anticipated benefits of, an acquisition; changes in legislation or regulation impacting the financial services industry in particular, or publicly traded companies in general; regulatory enforcement or other actions against PrivateBancorp or its affiliates; and general market fluctuations. Fluctuations in our stock price may make it more difficult for you to sell your shares of our common stock at an attractive price.

USE OF PROCEEDS

We intend to use the net proceeds of this offering to further capitalize our bank subsidiaries in order to support our continued growth pursuant to our Strategic Growth Plan and for general corporate purposes.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PVTB.” The following table sets forth, for the periods indicated, the high and low intra-day sale prices per share of our common stock as reported on the Nasdaq Global Select Market.

	High	Low

Year Ended December 31, 2006:
First Quarter	$41.53	$34.82
Second Quarter	45.78	39.70
Third Quarter	47.51	39.76
Fourth Quarter	46.12	39.44
Year Ended December 31, 2007:
First Quarter	$42.51	$34.22
Second Quarter	36.88	26.64
Third Quarter	37.49	25.41
Fourth Quarter	34.79	25.86
Year Ending December 31, 2008:
First Quarter	$37.49	$28.96
Second Quarter (through June 4, 2008)	38.74	31.34

The last reported closing price for our common stock on June 4, 2008 was $36.20 per share. There were approximately 486 stockholders of record of our common stock as of June 3, 2008.

DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends that the board of directors may declare from time to time. We may only pay dividends out of funds that are legally available for that purpose. Because consolidated net income consists largely of the net income of our subsidiaries, dividend payments to stockholders are dependent upon our receipt of dividends from our subsidiaries. See the section entitled “Supervision and Regulation” in our Form 10-K for the year ended December 31, 2007 for a discussion of regulatory restrictions on dividend declarations. Our dividend declaration is discretionary and will depend on our earnings and financial condition, regulatory limitations, tax considerations and other factors.

We have paid quarterly dividends on our common stock since the third quarter of 1995. While the board of directors expects to continue to declare dividends quarterly, there can be no assurance that we will continue to pay dividends at these levels or at all. The following table shows the history of per share cash dividends declared and paid on our common stock for the first quarter of 2008 and for each of 2007 and 2006.

Cash Dividends
Per Share

2006
First Quarter	$0.060
Second Quarter	0.060
Third Quarter	0.060
Fourth Quarter	0.060
2007
First Quarter	$0.075
Second Quarter	0.075
Third Quarter	0.075
Fourth Quarter	0.075
2008
First Quarter	$0.075

For the second quarter 2008, our Board of Directors has declared a cash dividend of $0.075 per share payable on June 30, 2008 to stockholders of record on June 16, 2008.

REGULATORY CONSIDERATIONS

PrivateBancorp is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the Bank Holding Company Act of 1956, as amended (the Bank Holding Company Act of 1956 and the regulations issued thereunder are collectively referred to as the “BHC Act”), and we are subject to regulation, supervision and examination by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to PrivateBancorp, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

Our bank subsidiaries are subject to extensive supervision by various federal and state authorities and, as an affiliate of our subsidiary banks, we are also subject, to some extent, to regulation by these authorities. Depository institutions, like our bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. Also, our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2008 and as adjusted to give effect to (1) the issuance in May 2008 of $143,760,000 in principal amount of junior subordinated debentures due 2068 by PrivateBancorp and the related 10.00% preferred securities ($25.00 liquidation amount per security) issued by PrivateBancorp Capital Trust IV, and (2) the 3,700,000 shares of common stock offered under this prospectus supplement.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q, as amended, for the period ended March 31, 2008, as well as financial information in the other documents incorporated by reference into this prospectus supplement.

	March 31, 2008
	Actual	As Adjusted
	(Dollars in thousands, except share data and ratios)

Long-Term Debt(1)
Notes payable	$250		$250
Subordinated note payable	75,000		75,000
3 5/8% Contingent Convertible Senior Notes due 2027	115,000		115,000
Long-term debt(2)	101,033		101,033
PrivateBancorp Capital Trust IV — 10.00% due 2068(3)	—		143,760

Total Long-Term Debt	$291,283		$435,043

Stockholders’ Equity:
Preferred stock, 1,000,000 shares authorized; 1,428.074 shares of Series A Junior Nonvoting Preferred Stock issued and outstanding	$41,000		$41,000
Common stock, without par value; 39,000,000 shares authorized, 28,310,760 shares issued and outstanding (actual); 89,000,000 shares authorized, 32,396,321 shares issued and outstanding (as adjusted)(4)	27,289
Treasury stock	(13,925)		(13,925)
Additional paid-in-capital	314,961
Retained earnings	115,016		115,016
Accumulated other comprehensive income	8,866		8,866

Stockholders’ equity	$493,207	$

Total capitalization(5)	$784,490	$

Book value per share	$15.97	$

Capital Ratios:
Total risk-based capital ratio	11.54%			%
Tier 1 risk-based capital ratio	9.00
Leverage ratio	9.13

(1)	The Company does not consider FHLB advances, federal funds purchased and demand repurchase agreements as long-term debt.

(2)	Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities.

(3)	The Company owns all of the common securities of PrivateBancorp Capital Trust IV which it purchased for $10,000. The Trust issued $143.75 million of trust preferred securities to third-party investors and invested the proceeds from the issuance of the trust preferred securities and common securities solely in $143.76 million of junior subordinated debentures issued by the Company, with the same maturities and interest rates as the trust preferred securities.

(4)	As of May 31, 2008, there were (i) 5,503,072 shares of our common stock reserved for issuance upon the exercise of currently outstanding options with a weighted average price of $29.12; (ii) 4,349,983 shares available for future issuance under our incentive compensation plans; (iii) 19,303 shares reserved for issuance under our deferred compensation plan; and (iv) 1,428,074 shares of our common stock reserved for issuance upon conversion of outstanding Series A Junior Nonvoting Preferred Stock. To the extent our stock price exceeds $45.05 per share, we may be required to issue additional shares of our common stock in the event any of our 3 5/8% Contingent Convertible Senior Notes due 2027 are converted into shares of our common stock. This table does not assume the exercise of existing preemptive rights held by affiliates of GTCR Golder Rauner II, L.L.C. pursuant to which they may purchase additional shares of common stock or preferred stock convertible into common stock from us as a result of the offering described in this prospectus supplement.

(5)	Includes stockholders’ equity and long-term debt.

DESCRIPTION OF CAPITAL STOCK

Effective May 23, 2008, following approval by our stockholders, our authorized common stock increased to 89,000,000 shares from 39,000,000 shares. See “Description of Capital Stock — Common Stock” on page 2 of the accompanying prospectus for additional information regarding our common stock.

UNDERWRITING

Keefe, Bruyette & Woods, Inc. and Robert W. Baird & Co. Incorporated are acting as the representatives of the underwriters. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriters	Number of Shares

Keefe, Bruyette & Woods, Inc.
Robert W. Baird & Co. Incorporated
William Blair & Company, L.L.C.
SunTrust Robinson Humphrey, Inc.

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, including the continued accuracy of representations and warranties made by us to the underwriters, the absence of any material adverse change in our financial condition or prospects or in the financial markets in the United States, and the delivery of customary closing documents to the underwriters, such as officers’ certificates and legal opinions.

The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that the underwriters propose initially to offer the shares to the public at the initial offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of     per share to other dealers. After the initial offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, payable by us are estimated at $          .

Overallotment Option

We have granted to the underwriters an option to purchase up to 555,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase, from us a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and our executive officers and directors will agree, subject to certain exceptions, not to sell or transfer any shares of our common stock for a period of 90 days after the date of this prospectus supplement without first obtaining the written consent of Keefe, Bruyette & Woods, Inc. Specifically, we and these other individuals will agree not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file any registration statement related to the actions listed above; or

•	enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lockup provisions will apply to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It will also apply to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 90-day period referred to above, we issue an earnings release or material news or a material event relating to our company occurs or (y) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or event related to our company occurs.

Exceptions included in the lockup agreements will (1) permit us, among other things and subject to restrictions, to: (a) issue shares of common stock or options to purchase common stock pursuant to existing employee benefit plans or any non-employee director stock plan or dividend reinvestment plan, and (b) issue common stock upon the exercise of any previously granted and outstanding options or warrants or the conversion of any outstanding security, and (2) permit Ralph B. Mandell, the Chairman of our Board of Directors, to continue to make sales of shares of common stock beneficially owned by him pursuant to his previously publicly disclosed written sales plan, intended to comply with Rule 10b5-1(c) under the Exchange Act, under which Mr. Mandell may sell up to 100,000 shares between May 1, 2008 and April 30, 2009. The representatives have no present arrangements or understandings to waive the lock-up provisions, and will consider such waivers on a case-by-case basis.

In addition, the shares of common stock and Series A preferred stock convertible into our common stock issued in our December 2007 private placement are subject to a two-year lock-up agreement, subject to certain exceptions, which we have agreed not to waive.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive:

provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as by making the prospectus supplement in electronic format available on their websites or by e-mail. Other than the prospectus supplement in electronic format, the information on such websites will not form part of this prospectus supplement.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, Baird Financial Corporation (the parent of Robert W. Baird & Co. Incorporated) purchased 522,466 shares of our common stock at a price of $28.71 per share in a private placement that we completed in December 2007. Further, Baird has various business relationships with The PrivateBank & Trust Company (“PVTBTC”). Those business relationships include PVTBTC’s participation in a loan syndicate with respect to credit facilities provided to Baird.

Under a $170 senior revolving credit facility made available to Baird Financial Corporation, PVTBTC’s commitment is $30 million. Under a $115 revolving credit facility made available to Robert W. Baird & Co., PVTBTC’s commitment is $10 million. In addition, Baird has an agreement under which Baird automatically deposits clients’ free credit balances into an insured interest-bearing account at PVTBTC. Baird receives a fee from PVTBTC based on the aggregate amount of those deposits.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Vedder Price P.C., Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Katten Muchin Rosenman LLP, Chicago, Illinois.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated herein by reference, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 2, 2008, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on our web site at www.pvtb.com, and at the office of The Nasdaq Stock Market. For further information on obtaining copies of our public filings at The Nasdaq Stock Market, you should call 212-656-5060.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 0-25887);

•	our proxy statement in connection with our 2008 annual meeting of stockholders filed with the SEC on April 4, 2008 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•	our Quarterly Report on Form 10-Q, as amended, for the three months ended March 31, 2008 (File No. 0-25887); and

•	our Current Reports on Form 8-K and certain amendments to Form 8-K filed with the SEC on January 28, 2008, February 29, 2008, March 19, 2008, April 28, 2008, May 1, 2008, May 12, 2008, May 15, 2008, May 23, 2008, May 29, 2008, and May 30, 2008 (File Nos. 0-25887).

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus supplement and prior to the termination of any offering covered by this prospectus supplement and the accompanying prospectus.

We have also filed a registration statement (No. 333-150767) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC. The registration statement may contain additional information that may be important to you.

Any statement contained in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus, or in any other document filed later that is also incorporated in this prospectus supplement by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement and the accompanying prospectus except as so modified or superseded. The information relating to us contained in this prospectus supplement and the accompanying prospectus should be read together with the information contained in any other applicable prospectus or supplement and in the documents incorporated by reference in this prospectus supplement and any other prospectus or supplement.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Christopher J. Zinski, Esq., General Counsel, at 70 West Madison, Suite 900, Chicago, Illinois 60602, (312) 683-7100.

PROSPECTUS

Debt Securities
Junior Subordinated Debt Securities
Preferred Stock
Common Stock
Purchase Contracts
Units
Warrants
Depositary Shares
Guarantees

PrivateBancorp Capital Trust IV

Trust Preferred Securities

We may offer and sell from time to time in one or more offerings the securities listed above, and PrivateBancorp Capital Trust IV may offer and sell from time to time in one or more offerings trust preferred securities. In addition, certain selling securityholders may offer and sell from time to time our securities that they own. We will provide the specific terms of the securities to be offered in supplements to this prospectus and will identify, if applicable, any selling securityholders. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “PVTB.”

Investing in our securities involves risks. See the section entitled “Risk Factors” contained in the applicable prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and PrivateBancorp Capital Trust IV filed with the Securities and Exchange Commission (the “SEC”) under which we or any selling securityholder identified in the future may sell securities in one or more offerings, and PrivateBancorp Capital Trust IV may sell trust preferred securities (which may be guaranteed by us) in one or more offerings to the public. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about PrivateBancorp, Inc., PrivateBancorp Capital Trust IV and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission’s Internet site at www.sec.gov, or at its offices mentioned under the heading “Where You Can Find More Information.”

As used in this prospectus, the terms “PrivateBancorp,” “PrivateBank,” “we,” “our,” and “us” refer to PrivateBancorp, Inc. and our consolidated subsidiaries, unless the context indicates otherwise, and the term “the trust” refers to PrivateBancorp Capital Trust IV, a Delaware statutory trust and issuer of trust preferred securities.

This prospectus includes our trademarks and other tradenames identified herein. All other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

You should rely only on the information contained in this prospectus and the applicable prospectus supplement or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized anyone to provide you with information that is different. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell these securities. The information in this prospectus and in any applicable prospectus supplement may only be accurate on the date of this document.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events and our business and growth strategies, including anticipated internal growth and plans to open new offices, and to pursue additional potential development or acquisition of banks, wealth management entities, or fee-related businesses.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors including, among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section of the related prospectus supplement, and in the documents that are incorporated by reference into this prospectus and the related prospectus supplement. Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

PRIVATEBANCORP, INC.

PrivateBancorp, Inc., through our PrivateBank subsidiaries, provides distinctive, highly personalized financial services to a growing array of successful middle market privately held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors. The PrivateBank uses a banking model to develop lifetime relationship with its clients. Through a growing team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit and non-credit solutions, including lending, treasury management, investment products, capital markets products and wealth management and trust services, to meet its clients’ commercial and personal needs. Since its inception in 1989, The PrivateBank has expanded into multiple geographic markets in the Midwest and Southeastern United States through the creation of new banks and banking offices and the acquisition of existing banks. In the fourth quarter of 2007, we announced the implementation of our new Strategic Growth Plan (the “Plan”), designed to take advantage of the disruption in the Chicago middle market commercial banking market caused by the announcement of the sale of LaSalle Bank, N.A. to Bank of America, N.A., and, as a result, seize an opportunity to expand our lines of business, product offerings and reach within our current markets as well as in select new markets. As a part of implementing the Plan, we recruited our new CEO and President, Larry D. Richman, and hired a significant number of talented, experienced middle market commercial bankers and other personnel, thereby substantially increasing the size and scope of our organization. As of March 31, 2008, we had 22 offices located in the Atlanta, Chicago, Cleveland, Denver, Des Moines, Detroit, Kansas City, Milwaukee, Minneapolis, and St. Louis metropolitan areas. As of March 31, 2008, we had consolidated total assets of $6.0 billion, deposits of $5.0 billion and stockholders’ equity of $493.2 million.

Our principal executive offices are located at 70 West Madison, Suite 900, Chicago, Illinois 60602, and our telephone number is (312) 683-7100. We maintain a website located at www.pvtb.com.

Information contained or referenced on our website is not incorporated by reference into and does not form a part of this prospectus or any accompanying prospectus supplement.

USE OF PROCEEDS

Except as specified in any prospectus supplement that accompanies this prospectus, the net proceeds from the sale of securities to which this prospectus relates will be used for working capital and other general corporate purposes. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for PrivateBancorp, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	net income plus all applicable income taxes plus fixed charges, by

•	fixed charges.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, FHLB advances, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007		2006		2005		2004		2003

Ratio of earnings to fixed charges
Including interest on deposits	*	1.08	x	1.39	x	1.57	x	1.88	x	1.80x
Excluding interest on deposits	*	1.57	x	4.12	x	3.62	x	5.07	x	4.78x

*	The earnings for the three months ended March 31, 2008 were inadequate to cover total fixed charges. The coverage deficiency for the period was $15.3 million.

SELLING SECURITYHOLDERS

If securities covered by this prospectus are to be offered and sold by selling securityholders, the applicable prospectus supplement will name the selling securityholders, the amount and type of securities being offered, and any other material terms we are required to disclose regarding the offering and the securities being sold by each selling securityholder.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is qualified, in all respects, to applicable Delaware law and provisions of our amended and restated certificate of incorporation, as amended, our amended and restated by-laws and the certificate of designations of our Series A Junior Nonvoting Preferred Stock. These documents are incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Common Stock

We are authorized to issue 39,000,000 shares of common stock, without par value, of which 28,310,760 shares were outstanding on March 31, 2008. As of March 31, 2008, 3,921,688 shares of our common stock were reserved for issuance upon the exercise or settlement of outstanding equity-based awards and 1,428,074 shares were reserved for issuance upon conversion of our outstanding Series A Junior Nonvoting Preferred Stock. In addition, to the extent our stock price exceeds $45.05 per share, we may be required to issue additional shares of our common stock in the event any of our 3 5/8% Contingent Convertible Senior Notes due 2027 are converted into shares of our common stock. Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Dividends.  The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by our board of directors out of funds legally available therefor. We may pay dividends if, as and when declared by our board of directors. The payment of dividends is subject to limitations imposed by the Delaware General Corporation Law, or DGCL, and applicable banking laws and regulations. If we issue additional series of preferred stock in the future, the holders thereof may have a priority over the holders of the common stock with respect to dividends. No dividends shall be paid or declared on any particular series of preferred stock unless dividends shall be paid or declared pro rata on all outstanding shares of preferred stock in each other series which ranks equally as to dividends with such particular series.

Voting Rights.  The holders of our common stock possess voting rights in us. Stockholders elect our board of directors and act on such other matters as are required to be presented to them under the DGCL, requirements of the Nasdaq Stock Market or our amended and restated certificate of incorporation, or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share on all matters to be voted upon by our stockholders and does not have any right to cumulate votes in the election of directors or otherwise. Accordingly, holders of more than 50% of the outstanding shares of our common stock are able to elect all of the directors to be elected each year. Certain matters require a two-thirds stockholder vote under our amended and restated certificate of incorporation.

Liquidation.  In the event of our liquidation or dissolution, the holders of shares of common stock are entitled to share ratably in any of our assets retained after payment in full to creditors and, if any preferred stock is then issued and outstanding, after payment to holders of such preferred stock but only to the extent of any liquidation preference. Holders of our outstanding Series A Junior Nonvoting Preferred Stock currently have, and if additional series of preferred stock are issued, the holders thereof may have, a priority over the holders of our common stock in the event of any liquidation or dissolution.

Preemptive Rights and Redemption.  Under our amended and restated certificate of incorporation, the terms of our common stock do not entitle holders to preemptive rights with respect to any shares that we may issue in the future, and our common stock is not subject to mandatory redemption by us. However, certain affiliates of GTCR Golder Rauner II, L.L.C., or GTCR, that hold shares of our common stock are contractually entitled to preemptive rights in certain circumstances. See “Series A Junior Nonvoting Preferred Stock — Preemptive Rights.”

Undesignated Preferred Stock

Our board of directors is authorized, pursuant to our amended and restated certificate of incorporation, to issue up to 1,000,000 shares of preferred stock, without par value, in one or more series with respect to which our board of directors, without stockholder approval, may determine voting, conversion and other rights, which could adversely affect the rights of the holders of our common stock. Except for 1,428.074 shares of preferred stock designated Series A Junior Nonvoting Preferred Stock outstanding as of March 31, 2008, no shares of our authorized preferred stock are issued or outstanding. Other than the holders of our Series A Junior Nonvoting Preferred Stock with respect to such shares of Series A Junior Nonvoting Preferred Stock, stockholders do not have preemptive rights to subscribe for shares of preferred stock. See “Series A Junior Nonvoting Preferred Stock” for a description of these securities.

The rights of the holders of our common stock would generally be subject to the prior rights of the preferred stock that may be issued in the future with respect to dividends, liquidation preferences and other matters. The dividend rights, dividend rates, conversion rights, conversion prices, voting rights, redemption rights and terms (including sinking fund provisions, if any), the redemption price or prices and the liquidation preferences of any future series of the authorized preferred stock and the numbers of such shares of preferred stock in each series will be established by our board of directors as such shares are to be issued. It is not possible to state the actual effect of currently undesignated preferred stock on the rights of holders of common stock until the board of directors determines the rights of the holders of a series of the preferred stock. However, such effects might include (i) restrictions on our ability to pay dividends on our common stock; (ii) dilution of the voting power of our common stock to the extent that the preferred stock were given voting rights; (iii) dilution of the equity interest and voting power of our common stock if the preferred stock were convertible into common stock; and (iv) restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to holders of the preferred stock.

Furthermore, our board of directors could direct us to issue, in one or more transactions, shares of preferred stock or additional shares of common stock or rights to purchase such shares (subject to the limits imposed by applicable laws and the rules of any stock exchange to the extent that such rules are or may become applicable to, or may be observed by, us) in amounts which could make more difficult and, therefore, less likely, a takeover, proxy contest, change in our management or any other extraordinary corporate transaction which might be opposed by the incumbent board of directors. Any issuance of preferred stock or of common stock could have the effect of diluting the earnings per share, book value per share and voting power of common stock held by our stockholders.

Should we undertake a public offering of one or more new series of preferred stock, a description specific to that series of preferred stock will be set forth in the applicable prospectus supplement.

Series A Junior Nonvoting Preferred Stock

We have designated 1,428.074 shares of our preferred stock as “Series A Junior Nonvoting Preferred Stock,” which we refer to herein as our “Series A Stock,” all of which were outstanding as of March 31, 2008. Each share of our Series A Stock has the same relative rights as, and is identical in all respects with, each other share of Series A Stock.

Dividends.  The holders of our Series A Stock are entitled to receive and share equally in such cash dividends, if any, declared by our board of directors in respect of our common stock based on the number of shares into which the Series A Junior Nonvoting Preferred Stock is convertible from funds legally available therefor.

Voting Rights.  The holders of our Series A Stock are not entitled to vote on any matter except as may be required by law. Any amendment or modification of the certificate of designations establishing the Series A Stock requires the prior written consent of the holders of a majority of the Series A Stock.

Conversion.  Holders of our Series A Stock may convert their shares into common stock if (i) it is permitted under applicable federal banking laws and regulations or (ii) the holder is transferring the holders’ shares of Series A Stock (or common stock issued upon conversion of Series A Stock) in connection with a “Widely Dispersed Offering.” The term “Widely Dispersed Offering” means (a) a widely distributed public offering, (b) a public offering, private placement or other sale in which no one party acquires the right to purchase in excess of 2% of our voting shares, (c) in the case of shares of Series A Stock held by certain affiliates of GTCR, distributions to such holder’s partners and their affiliates, or (d) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely distributed public offering on the holder’s behalf. Subject to the foregoing restrictions as well as adjustments to account for stock splits, stock combinations and dividends payable in common stock, if any, that may occur in the future, each share of Series A Stock is convertible into 1,000 shares of common stock.

Liquidation.  In the event of our liquidation or dissolution, the holders of our Series A Stock would be entitled to receive out of our assets available for distribution to our stockholders and before any payment to holders of any of our stock ranking junior to the Series A Stock, including our common stock, an amount per share equal to the greater of (a) $0.01 plus an amount equal to any declared but unpaid dividends on the Series A Stock, and (b) the amount that a holder of one share of Series A Stock would be entitled to receive if such share were converted into common stock immediately prior to our liquidation or dissolution plus any declared but unpaid dividends.

Preemptive Rights.  The terms of the Series A Stock do not provide for preemptive rights. However, so long as certain holders of our outstanding Series A Stock affiliated with GTCR collectively own five percent or more of our outstanding common stock (assuming conversion), they are entitled to preemptive rights with respect to any shares of common stock (or securities convertible into, exchangeable for or equivalent to common stock) that we may offer and issue in the future, other than generally for offerings and issuances under our equity benefit and compensation plans and in connection with certain strategic transactions, such as acquisitions.

Redemption.  Our Series A Stock is not subject to mandatory redemption.

DESCRIPTION OF OTHER SECURITIES

We will set forth in a prospectus supplement, as applicable, a description of our debt securities, which may include senior or subordinated debt securities, our junior subordinated debt securities, purchase contracts, units, warrants, depositary shares, and guarantees or any other security that we may offer under this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of our securities will be passed upon for us by Vedder Price P.C., Chicago, Illinois, and Richards Layton & Finger, P.A., special counsel to the trust, will pass upon certain legal matters for the trust.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 2, 2008, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, except for any information superseded by information in this prospectus or the applicable prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 0-25887);

•	our proxy statement in connection with our 2008 annual meeting of stockholders filed with the SEC on April 4, 2008 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2008 (File No. 0-25887); and

•	our Current Reports on Form 8-K filed with the SEC on January 28, 2008, February 29, 2008, March 19, 2008, April 28, 2008 and May 1, 2008 (File Nos. 0-25887).

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of any offering covered by this prospectus and any applicable prospectus supplement.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any applicable prospectus supplement, or in any other document filed later that is also incorporated in this prospectus or any applicable prospectus supplement by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Dennis L. Klaeser, Chief Financial Officer, at 70 West Madison, Suite 900, Chicago, Illinois 60602, (312) 683-7100.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 to which this prospectus relates. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and in the exhibits attached or incorporated by reference in the registration statement. For further information about us and our securities, you should refer to the registration statement and to any applicable supplement(s) to this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. Our SEC filings are also available on our website at www.pvtb.com and at the office of the Nasdaq Stock Market. For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call (212) 656-5060.

Common Stock

PROSPECTUS SUPPLEMENT

           , 2008